Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
Investor Relations
408-542-5050
investor.relations@Finisar.com
Finisar Awarded Additional Damages in Patent Infringement Case Against DIRECTV
SUNNYVALE, Calif.—(Market Wire)—July 7, 2006—Finisar Corporation (Nasdaq: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today reported that it has been awarded additional post-verdict damages by a federal district court against the DIRECTV satellite television company in a patent infringement case.
As previously reported, a Beaumont, Texas jury rendered a decision on June 23, 2006 that found DIRECTV and its affiliated companies were directly, literally and willfully infringing upon Finisar’s information transmission patent and awarded a $78.9 million verdict in back damages to Finisar. On July 6, 2006, the court determined that, due to DIRECTV’s willful infringement, those damages would be enhanced by an additional $25 million. Further, the court awarded Finisar prejudgment interest on the jury’s verdict in the amount of 6% compounded annually from April 4, 1999 (which currently totals about $12 million) and, although denying an injunction, the court ordered DIRECTV to pay a compulsory ongoing license fee to Finisar at the rate of $1.60 per set-top box through the duration of the patent which expires in April 2012. In court testimony, DIRECTV’s damages expert estimated its 2006 sales of new set-top boxes at 15 million units.
At issue in the case was Finisar’s U.S. Patent No. 5,404,505 (the ‘505 patent). The methods found within the ‘505 patent were invented by Finisar’s co-founder, Dr. Frank Levinson, who filed a patent application in 1991. The patent addresses unique ways to transmit and broadcast digital information to a wide base of subscribers.
The case, Finisar Corporation v. DIRECTV, et al, Docket No. 1:05-cv-264, was filed in the United States District Court for the Eastern District of Texas, Beaumont Division. Judge Ron Clark presided over the trial.
SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar’s expectations, beliefs, intentions, or strategies regarding the future. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the ongoing legal proceedings related to the ‘505 patent litigation such as post-judgment motions and appeals, if any, as well as technological and commercial developments in the rapidly evolving satellite transmission industry. Further information regarding these and other risks relating to Finisar’s business is set forth in Finisar’s Annual

Finisar Awarded Additional Damages in Patent Infringement Case Against DIRECTV

Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.
ABOUT FINISAR
Finisar Corporation (Nasdaq: FNSR) is a technology leader for fiber optic components and subsystems and network test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using Fibre Channel, IP, SAS, SATA and SONET/SDH protocols. The Company’s headquarters is in Sunnyvale, California, USA. www.finisar.com.